PROSPECTUS SUPPLEMENT NO. 5 (TO PROSPECTUS DATED JULY 31, 2026)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-297633

This prospectus supplement supplements the prospectus dated July 31, 2026 (the “Prospectus”) filed by Enhanced Group Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form S‑1 (Registration No. 333‑297633). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2026 (the “Current Report”). Accordingly, we have attached the Company’s Current Report to this prospectus supplement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Prospectus.

Our Class A common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “ENHA”. On September 30, 2026, the last reported sales price of our Class A common stock on NYSE was $1.40 per share.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements to it, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it.

We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 1, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2026

ENHANCED GROUP INC.
(Exact name of registrant as specified in its charter)

Texas	001-42769	42-2394886
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

169 Madison Ave, Suite 15101 New York, NY	10016
(Address of principal executive offices)	(Zip Code)
N/A
(Registrant’s telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ENHA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On September 28, 2026, Enhanced Holdings LP (the “Consenting Shareholder”), acting through its nominee and the record holder of the shares, Apeiron Investment Group Limited, the controlling shareholder of Enhanced Group Inc. (the “Company”), as the holder of a majority of the voting power of the issued and outstanding common stock of the Company entitled to vote thereon, executed and delivered to the Company a written consent in lieu of a meeting of shareholders (the “Written Consent”).

Pursuant to the Written Consent, the Consenting Shareholder approved an amendment (the “Amendment”) to the Company’s certificate of formation, as amended from time to time (the “Charter”), to effect a reverse stock split of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), at a ratio of one-for-ten (the “Reverse Stock Split”). The Reverse Stock Split will apply to the Class A Common Stock and the Class B Common Stock at the same one-for-ten ratio. No fractional shares will be issued in connection with the Reverse Stock Split, and any fractional share of Common Stock that would otherwise result from the Reverse Stock Split will be rounded up to the nearest whole share.

On September 25, 2026 (the “Record Date”), the Company’s board of directors (the “Board”) approved, and recommended that the shareholders of the Company entitled to vote thereon approve, via written consent, the Amendment to the Charter regarding the Reverse Stock Split. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. As of the close of business on the Record Date, 136,816,367 shares of Class A Common Stock and 258,837,933 shares of Class B Common Stock were issued and outstanding, of which the Consenting Shareholder owned 43,343,818 shares of Class A Common Stock and 258,837,933 shares of Class B Common Stock, representing 2,631,723,148 votes, or approximately 96.6% of the voting power of the Company’s issued and outstanding Common Stock, on a combined basis. The Consenting Shareholder delivered the Written Consent approving the Amendment with respect to all of such shares. Because the Amendment was approved by written consent in lieu of a meeting of shareholders, no other holder of Common Stock was solicited or voted, and the Amendment received 2,631,723,148 votes in favor, with no votes against and no abstentions. Accordingly, the Written Consent was sufficient to approve the Amendment and the Reverse Stock Split without any further shareholder vote or other action.

The Reverse Stock Split will be effected, if at all, at such time and date as determined by the Board, but in no event earlier than the twentieth (20th) day after the information statement relating to the Reverse Stock Split is provided to the Company’s shareholders of record. The Board may abandon the Amendment at any time prior to the effectiveness of the filing of the Amendment with the Secretary of State of the State of Texas without further action by the Company’s shareholders.

The Company will provide notice of the action to its shareholders in accordance with Section 6.202(d) of the Texas Business Organizations Code through the information statement on Schedule 14C, which will be distributed in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 1 , 2026

Enhanced Group Inc.

By:	/s/ Siddhartha Banthiya
Name	Siddhartha Banthiya
Title	Chief Financial Officer